Exhibit 1.1

NEW INVESTORS BANCORP, INC.

up to 230,000,000 Shares

(subject to increase up to 264,500,000 shares)

COMMON STOCK
($0.01 Par Value)

Subscription Price $10.00 Per Share

AGENCY AGREEMENT

March 13, 2014

Keefe, Bruyette & Woods, Inc.
10 South Wacker Drive
Investment Banking, Suite 3400
Chicago, Illinois  60606

Ladies and Gentlemen:

New Investors Bancorp, Inc. (the “Holding Company”), a newly formed Delaware corporation, Investors Bancorp, MHC, a New Jersey-chartered mutual holding company (the “MHC”), Investors Bancorp, Inc., (the New Jersey-chartered Mid-Tier holding company (the “Mid-Tier”), and Investors Bank, a New Jersey-chartered stock savings bank (the “Bank” and together with the Holding Company, the MHC and the Mid-Tier, the “Primary Parties”), hereby confirm their agreement with Keefe, Bruyette & Woods, Inc. (the “Agent” or “KBW”) as follows:

Section 1. The Offering.  The MHC, in accordance with the plan of conversion and reorganization as adopted by the Boards of Directors of each of the Primary Parties (the “Plan”), intends to convert from the mutual holding company form of organization to the stock holding company form of organization (the “Conversion”).  Pursuant to the Plan, the Holding Company will offer and sell up to 230,000,000 shares (subject to increase up to 264,500,000 shares) (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”), in a subscription offering (the “Subscription Offering”) to (1) depositors of the Bank with Qualifying Deposits (as defined in the Plan) as of November 30, 2012 (“Eligible Account Holders”), (2) the Bank’s tax-qualified employee benefit plans, including the employee stock ownership plan established by the Bank (the “ESOP”) and the Bank’s 401(k) Plan, (3) Supplemental Eligible Account Holders, as defined in the Plan, if any, and (4) Other Depositors of the Bank as defined in the Plan. It is anticipated that Shares not subscribed for in the Subscription Offering may be offered to certain members of the general public in a firm commitment underwritten offering (the “Underwritten Offering”) with KBW and RBC Capital Markets, LLC (“RBC”) acting as joint book-running managers (the Agent and RBC may hereinafter referred to collectively as the “Joint Bookrunning Managers”) (the Subscription Offering and Underwritten Offering are collectively referred to as the “Offering”).  It is acknowledged that the purchase of Shares in the Offering is subject to the maximum and minimum purchase limitations as described in the Plan.

Pursuant to the Plan, as part of the Conversion, the Holding Company intends to contribute 1,000,000 shares of Common Stock (the “Foundation Shares”) and $10.0 million in cash to the Investors Charitable Foundation (the “Foundation”) (the Shares and the Foundation Shares may be referred to collectively as the “Conversion Shares”).

The Holding Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-192966) (the “Registration Statement”), containing a prospectus relating to the Subscription Offering, for the registration of the Conversion Shares under the Securities Act of 1933 (the “1933 Act”), and has filed such amendments thereof and such amended prospectuses as may have been required to the date hereof.  The term “Registration Statement” shall include all financial schedules and exhibits thereto, as amended, including post-effective amendments.  The prospectus, as amended, on file with the Commission at the time the Registration Statement initially became effective is hereinafter called the “Prospectus,” except that if any prospectus is filed by the Holding Company pursuant to Rule 424(b) or (c) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) differing from the prospectus on file at the time the Registration Statement initially became effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission.

In accordance with the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”), the Holding Company has filed an application on Form FR Y-3 for approval of its acquisition of the Bank (the “Holding Company Application”) and has filed such amendments thereto as may have been required by the FRB.  The Holding Company Application has been approved by the FRB.  The MHC also has filed a Letter Application for Conversion with the FRB (the “Conversion Application”). In addition, the Holding Company has filed with the New Jersey Department of Banking and Insurance (the “New Jersey Banking Department”) an Application for Conversion (the “New Jersey Application”), and such amendments and supplements thereto as may have been required by the New Jersey Banking Department. The New Jersey Application has been approved by New Jersey Banking Department.

Section 2. Retention of Agent; Compensation; Sale and Delivery of the Shares.  Subject to the terms and conditions herein set forth, the Primary Parties hereby appoint the Agent as their exclusive financial advisor and conversion agent (i) to utilize its best efforts to solicit subscriptions for the Shares and to advise and assist the Holding Company and the Bank with respect to the sale of the Shares in the Offering and (ii) to participate in the Offering in the area of market making and to act as Joint Bookrunning Manager in the Underwritten Offering, if necessary.

On the basis of the representations, warranties, and agreements herein contained, but subject to the terms and conditions herein set forth, the Agent accepts such appointment and agrees to consult with and advise the Primary Parties as to the matters set forth in the letter agreements, dated December 16, 2013, among the MHC, the Mid-Tier, the Bank and the Agent (a copy of each of which is attached hereto as Exhibit A and Exhibit B).  It is acknowledged by the Primary Parties that the Agent shall not be required to purchase any Shares in the Subscription Offering or be obligated to take any action which is inconsistent with all applicable laws, regulations, decisions or orders.

The obligations of the Agent pursuant to this Agreement shall terminate upon termination of the Offering, but in no event later than 45 days after the completion of the Subscription Offering, unless extended (the “End Date”).  All fees or expenses due to the Agent but unpaid will be payable to the Agent in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date.  In the event the Offering is extended beyond the End Date, the Primary Parties and the Agent may agree to renew this Agreement under mutually acceptable terms.

In the event the Holding Company is unable to sell a minimum of 161,500,000 Shares within the period herein provided, this Agreement shall terminate and the Holding Company shall refund to any persons who have subscribed for any of the Shares the full amount which it may have received from them plus accrued interest, as set forth in the Prospectus; and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Sections 7, 9 and 10 hereof.  In the event the Offering is terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall be paid the fees due to the date of such termination pursuant to subparagraph (c) below.

The Agent shall receive the following compensation for its services hereunder:

(a) A Success Fee of 0.625% shall be paid based on the aggregate Purchase Price of the Shares sold in the Subscription Offering excluding shares (i) purchased by the Primary Parties’ officers, directors, or employees (or members of their immediate family), (ii) purchased by any ESOP, tax-qualified or stock based compensation plans or similar plan created by the Primary Parties for some or all of their directors or employees, and (iii) issued to the Foundation.

(b) If any of the Shares remain available after the Subscription Offering, the Primary Parties and the Joint Bookrunning Managers together with additional underwriters may, pursuant to a separate Underwriting Agreement (the “Underwriting Agreement”), undertake the Underwritten Offering. For stock sold by underwriters pursuant to the Underwritten Offering, any fees will be paid separately by the Holding Company, and the underwriting discount will not exceed 3.6% of the aggregate dollar amount of Shares so sold. KBW will be a Joint Bookrunning manager receiving no less than 24.0% of the economics associated with the Underwritten Offering. KBW reserves the right and may, in its sole discretion, determine not to proceed with the Underwritten Offering based upon market conditions.

(c) Except as specifically provided for herein, the Agent shall bear all of its out-of-pocket expenses incurred in connection with the Offering and will not be reimbursed therefor by the Holding Company, provided, however, that this Section 2(c) shall in no way limit or impair the indemnification or contribution provisions contained in Sections 9 and 10 hereof.  In the event of a re-solicitation in connection with the Subscription Offering, the Agent shall, if the Agent reasonably determines that it is required or requested to provide significant additional services, be entitled to receive additional compensation from the Holding Company for such services, which additional compensation shall not exceed $100,000.  The Holding Company will bear the expenses of the Offering customarily borne by issuers including, without limitation, regulatory filing fees, SEC, Blue Sky and Financial Institution Regulatory Authority (“FINRA”) filing and registration fees; the fees of the Holding Company’s accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Conversion and Offering; and the fees set forth under this Section 2.

The Agent shall also provide certain conversion agent services set forth in the letter agreement, dated December 16, 2013, among the MHC, the Mid-Tier, the Bank and the Agent (a copy of which is attached hereto as Exhibit B).  The Agent shall not receive any additional fees for its conversion agent services. However, in the event of a re-solicitation in connection with the Subscription Offering (not including a re-solicitation solely of maximum purchasers), the Holding Company will reimburse the Agent for its reasonable out-of-pocket expenses in connection with its conversion agent services not to exceed $25,000.

Section 3. Sale and Delivery of Shares.  If all conditions precedent to the consummation of the Conversion, including without limitation, the sale of all Shares required by the Plan to be sold, are satisfied, the Holding Company agrees to issue, or have issued, the Shares sold in the Offering and to release for delivery certificates for such Shares on the Closing Date against payment to the Holding Company by any means authorized by the Plan; provided, however, that no funds shall be released to the Holding Company until the conditions specified in Section 8 hereof shall have been complied with to the reasonable satisfaction of the Agent or its counsel.  The release of Shares against payment therefor shall be made on a date and at a place acceptable to the Primary Parties and the Agent as set forth in Section 14.  Certificates for shares shall be delivered directly to the purchasers in accordance with their directions as provided by the Holding Company to the Holding Company’s registrar and transfer agent.  The date upon which the Holding Company shall release or deliver the Shares sold in the Offering, in accordance with the terms herein, is called the “Closing Date.”

Section 4. Representations and Warranties of the Primary Parties.  The Primary Parties, jointly and severally, represent and warrant to and agree with the Agent as follows:

(a) The Registration Statement, which was prepared by the Primary Parties and filed with the Commission, has been declared effective by the Commission, no stop order has been issued with respect thereto and no proceedings therefor have been initiated or, to the knowledge of the Primary Parties, threatened by the Commission.  At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement), became effective, at the Applicable Time (as defined in Section 4(c) hereof) and at the Closing Date, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), and any information regarding the Primary Parties contained in Sales Information (as such term is defined in Section 9 hereof) authorized by the Primary Parties for use in connection with the Offering, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus is filed with the Commission and at the Closing Date referred to in Section 3 hereof, the Prospectus (including any amendment or supplement thereto) and any information regarding the Holding Company contained in Sales Information (as such term is defined in Section 9 hereof) authorized by the Holding Company for use in connection with the Offering will contain all statements that are required to be stated therein in accordance with the 1933 Act and the 1933 Act Regulations and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4(a) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Holding Company by the Agent or its counsel expressly regarding the Agent for use in the Prospectus in the first sentence of both the first and second paragraphs under the caption “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation.”

(b) None of the Primary Parties has directly or indirectly distributed or otherwise used and will not directly or indirectly distribute or otherwise use any prospectus, any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations) or other offering material (including, without limitation, content on the Holding Company’s website that may be deemed to be a prospectus, free writing prospectus or other offering material) in connection with the offering and sale of the Shares other than any Permitted Free Writing Prospectus or the Prospectus or other materials permitted by the 1933 Act and the 1933 Act Regulations distributed by the Holding Company and reviewed and approved in advance for distribution by the Agent.  The Holding Company has not, directly or indirectly, prepared or used and will not directly or indirectly, prepare or use, any Permitted Free Writing Prospectus except in compliance with the filing and other requirements of Rules 164 and 433 of the 1933 Act Regulations; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by the Agent, of any Permitted Free Writing Prospectus will satisfy the provisions of Rules 164 and 433 (without reliance on subsections (b), (c) and (d) for Rule 164); and the Holding Company is not an “ineligible issuer” (as defined in Rule 405 of the 1933 Act Regulations) as of the eligibility determination date for purposes of Rules 164 and 433 of the 1933 Act Regulations with respect to the offering of the Shares or otherwise precluded under Rule 164 from using free writing prospectuses in connection with the offering of the Shares.

(c) As of the Applicable Time (as defined below), neither (i) the Issuer-Represented General Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Prospectus included in the Registration Statement relating to the offered Shares or any Issuer-Represented Free Writing Prospectus based upon and in conformity with written information furnished to the Holding Company by the Agent specifically for use therein.  As used in this paragraph and elsewhere in this Agreement:

1.           “Applicable Time” means each and every date when a potential purchaser submitted a subscription or otherwise committed to purchase Shares.

2.           “Statutory Prospectus,” as of any time, means the Prospectus relating to the offered Shares that is included in the Registration Statement relating to the offered Shares immediately prior to the Applicable Time, including any document incorporated by reference therein.

3.           “Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) of the 1933 Act Regulations, relating to the offered Shares in the form filed or required to be filed or, if not required to be filed, in the form retained in the Holding Company’s records pursuant to Rule 433(g) under the 1933 Act Regulations.  The term does not include any writing exempted from the definition of prospectus pursuant to clause (a) of Section 2(a)(10) of the 1933 Act, without regard to Rule 172 or Rule 173 of the 1933 Act Regulations.

4.           “Issuer-Represented General Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors.

5.           “Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Free Writing Prospectus.  The term Issuer-Represented Limited-Use Free Writing Prospectus also includes any “bona fide electronic road show,” as defined in Rule 433 of the 1933 Act Regulations, that is made available without restriction pursuant to Rule 433(d)(8)(ii) of the 1933 Act Regulations or otherwise, even though not required to be filed with the Commission.

6.           “Permitted Free Writing Prospectus” means any free writing prospectus as defined in Rule 405 of the 1933 Act Regulations that is consented to by the Holding Company, the Bank and the Agent.

(d) Each Issuer-Represented Free Writing Prospectus, as of its date of first use and at all subsequent times through the completion of the Offering and sale of the offered Shares or until any earlier date that the Holding Company notified or notifies the Agent (as described in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement.  If at any time following the date of first use of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the offered Shares or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Holding Company has notified or will notify promptly the Agent so that any use of such Issuer-Represented Free-Writing Prospectus may cease until it is amended or supplemented and the Holding Company has promptly amended or will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The foregoing two sentences do not apply to statements in or omissions from any Issuer-Represented Free Writing Prospectus based upon and in conformity with written information furnished to the Holding Company by the Agent specifically for use therein.

(e) The Holding Company has filed the Holding Company Application (including copies of the Plan and the Prospectus) and the MHC has filed the Conversion Application, in each case with the FRB, and the Holding Company Application and Conversion Application are accurate and complete in all material respects.  The Holding Company has published notice of its filing of the Holding Company Application. The Holding Company has received written notice from the FRB of its approval of the acquisition of the Bank, such approval remains in full force and effect and no order has been issued by the FRB suspending or revoking such approval and no proceedings therefor have been initiated or, to the knowledge of the Primary Parties, threatened by the FRB or any other applicable regulator.  At the date of such approval, the Holding Company Application and the Conversion Application complied in all material respects with the applicable provisions of the BHCA and the regulations of the FRB promulgated thereunder (the “FRB Regulations”), except as the FRB has expressly waived such regulations in writing. At the time of the FRB’s approval of the Holding Company Application and Conversion Application and at all times subsequent thereto through the Closing Date, the Primary Parties have complied in all material respects with all then applicable commitments made in writing by them in connection with receipt of the FRB’s approval of the Holding Company Application and the Conversion Application (the “FRB Commitments”).

(f) The New Jersey Application has been approved by the New Jersey Banking Department. At the time of such approval and at all times subsequent thereto through the Closing Date, the New Jersey Application complied in all material respects with all applicable provisions of the New Jersey Banking Act of 1948, as amended (the “New Jersey Banking Act’), and the regulations of the New Jersey Banking Department thereunder.

(g) The Primary Parties have filed the Prospectus, the Mid-Tier proxy statement, the MHC proxy statement and any supplemental sales literature, as applicable, with the Commission, the FRB, and any other applicable regulator.  The Prospectus, the Mid-Tier proxy statement, the MHC proxy statement and all supplemental sales literature, as of the date the Registration Statement became effective and on the Closing Date referred to in Section 2, complied and will comply in all material respects with the applicable requirements of the 1933 Act Regulations and the FRB regulations, as applicable, and, at or prior to the time of their first use, will have received all required authorizations of the Commission, the FRB and any other applicable regulator for use in final form.  No approval of any other regulatory or supervisory or other public authority is required in connection with the distribution of the Prospectus, the Mid-Tier proxy statement, the MHC proxy statement and any supplemental sales literature that has not been obtained and a copy of which has been delivered to the Agent or its counsel.  The Holding Company and the Bank have not distributed any offering material in connection with the Offering except for the Prospectus, the Mid-Tier proxy statement, the MHC proxy statement and any supplemental sales material that has been filed with the Registration Statement, the Holding Company Application and the Conversion Application and authorized for use by the Commission and/or the FRB or any other applicable regulator.  The information contained in the supplemental sales material filed as an exhibit to the Registration Statement, the Holding Company Application or the Conversion Application does not conflict in any material respects with information contained in the Registration Statement and the Prospectus.

(h) The Plan has been adopted by the Boards of Directors of the Primary Parties, and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the FRB Regulations and the FRB Commitments (except to the extent waived or otherwise approved by the FRB) and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon the Primary Parties by the FRB, the Commission, or any other regulatory authority and in the manner described in the Prospectus.  To the knowledge of the Primary Parties, no person has sought to obtain review of the final action of the FRB or any other applicable regulator in approving the Conversion.

(i) The Bank has been duly organized and validly existing as a New Jersey-chartered stock savings bank and upon completion of the Conversion will continue to be a duly organized and validly existing New Jersey-chartered savings bank in stock form, in both instances duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not have a material adverse effect on the conduct of the business, financial condition, results of operations, affairs or prospects of the Primary Parties, taken as a whole (a “Material Adverse Effect”); all such licenses, permits and governmental authorizations are in full force and effect, and the Bank is in compliance with all laws, rules, regulations and orders applicable to the operation of its business, except where failure to be in compliance would not have a Material Adverse Effect; the Bank is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which its ownership of property or leasing of property or the conduct of its business requires such qualification, unless the failure to be so qualified in one or more of such jurisdictions would not have a Material Adverse Effect.  The Bank does not own equity securities or any equity interest in any other business enterprise except as described in the Prospectus or as would not be material to the operations of the Primary Parties, taken as a whole.  Following completion of the Conversion and the Offerings, the authorized capital stock of the Bank will consist of 100,000,000 shares of common stock, par value $2.00 per share (the “Bank Common Stock”), of which 50,000,000 shares of Bank Common Stock are issued and outstanding as of the date hereof; no shares of Bank Preferred Common Stock are outstanding as of the date hereof and no shares of Bank Preferred Stock will be issued prior to the Closing Date; the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and owned directly by the Holding Company free and clear of any security interest, mortgage, pledge, lien, encumbrances or legal or equitable claim.  The Conversion will be effected in all material respects in accordance with all applicable statutes, regulations, decisions and orders; and, except with respect to the filing of certain post-sale, post-Conversion reports, and documents in compliance with the 1933 Act Regulations, the FRB Regulations or letters of approval, at the Closing Date, all terms, conditions, requirements and provisions with respect to the Conversion imposed by the Commission and the FRB or any other applicable regulator if any, will have been complied with by the Primary Parties in all material respects or appropriate waivers will have been obtained and all applicable notice and waiting periods will have been satisfied, waived or elapsed.

(j) The Holding Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and the Holding Company is, and at the Closing Date will be, qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.  The Holding Company has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and governmental authorizations are in full force and effect, and the Holding Company is in all material respects complying therewith and with all laws, rules, regulations and orders applicable to the operation of its business.  There are no outstanding warrants or options to purchase any securities of the Holding Company.

(k) The MHC is duly organized, validly existing and in good standing as a mutual holding company organized under the laws of the State of New Jersey with full corporate power and authority to own and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and, at the Closing Date, the corporate existence of the MHC will cease to exist.  The MHC has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and governmental authorizations are in full force and effect, and the MHC is in all material respects complying therewith and with all laws, rules, regulations and orders applicable to the operations of its business.

(l) The MHC has no authorized capital stock.

(m) The Mid-Tier is duly organized, validly existing and in good standing as a stock holding company organized under the laws of the State of Delaware with full corporate power and authority to own and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and, at the Closing Date, the corporate existence of the Mid-Tier will cease to exist.  The Mid-Tier has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and governmental authorizations are in full force and effect, and the Mid-Tier is in all material respects complying therewith and with all laws, rules, regulations and orders applicable to the operations of its business.

(n) Except as described in the Prospectus there are no contractual encumbrances or restrictions or requirements or legal restrictions or requirements required to be described therein, on the ability of any of the Primary Parties, (A) to pay dividends or make any other distributions on its capital stock or to pay any indebtedness owed to another party, (B) to make any loans or advances to, or investments in, another party or (C) to transfer any of its property or assets to another party.  Except as described in the Prospectus, there are no restrictions, encumbrances or requirements affecting the payment of dividends or the making of any other distributions on any of the capital stock of the Holding Company.

(o) The Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation, except where the failure to do so would not have a Material Adverse Effect.  Neither the Bank, nor any of its respective directors, officers or employees has committed any material breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

(p) The Bank is a member in good standing of the Federal Home Loan Bank of New York (“FHLB-New York”).  The deposit accounts of the Bank are insured by the FDIC up to the applicable limits.  No proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Bank, threatened. Upon consummation of the Conversion, the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, will be duly established in accordance with the requirements of the FRB Regulations and the FRB Commitments.

(q) The Primary Parties have good and marketable title to all real property and good title to all other assets material to the business of the Primary Parties, taken as a whole, and to those properties and assets described in the Registration Statement and Prospectus as owned by them, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the Registration Statement and Prospectus or as are not material to the business of the Primary Parties, taken as a whole; and all of the leases and subleases material to the business of the Primary Parties, taken as a whole, under which the Primary Parties hold properties, including those described in the Registration Statement and Prospectus, are in full force and effect.

(r) The Holding Company has received an opinion of its special counsel, Luse Gorman Pomerenk & Schick, P.C., with respect to the legality of the Conversion Shares to be issued and the federal income tax consequences of the Conversion and the opinion of its tax advisor, KPMG LLP, with respect to the New Jersey state income tax consequences of the Conversion, copies of which are filed as exhibits to the Registration Statement; all material aspects of such opinions are accurately summarized in the Registration Statement and the Prospectus.  The facts upon which such opinions are based are truthful, accurate and complete in all material respects.  None of Primary Parties has taken or will take any action inconsistent therewith.

(s) Each of the Primary Parties have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares to be sold by the Holding Company as provided herein and as described in the Prospectus, subject to approval or confirmation by the FRB or any other applicable regulator of the final Appraisal.  The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of each of the Primary Parties.  This Agreement has been validly executed and delivered by each of the Primary Parties  and, assuming due execution and delivery by the Agent, is the valid, legal and binding agreement of each of the Primary Parties enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of bank holding companies, the accounts of whose subsidiaries are insured by the FDIC, or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that the provisions of Sections 9 and 10 hereof may be unenforceable as against public policy or pursuant to applicable Federal law and the rules and regulations of the FRB).

(t) None of the Primary Parties is in violation of any directive received from the FRB, the New Jersey Banking Department or the FDIC to make any material change in the method of conducting its business so as to comply in all material respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the FRB, the New Jersey Banking Department or the FDIC) and, except as may be set forth in the Registration Statement, the General Disclosure Package and the Prospectus, there is no suit or proceeding or charge or action before or by any court, regulatory authority or governmental agency or body, pending or, to the knowledge of any of the Primary Parties, threatened, which might materially and adversely affect the Offering, or which might result in any Material Adverse Effect.

(u) The consolidated financial statements, schedules and notes related thereto which are included in the General Disclosure Package and the Prospectus fairly present the balance sheets, statements of income, statements of comprehensive income, statements of stockholders’ equity and statements of cash flows of the Mid-Tier on a consolidated basis at the respective dates indicated and for the respective periods covered thereby and comply as to form in all material respects with the applicable accounting requirements of the 1933 Act Regulations and Title 12 of the Code of Federal Regulations.  Such consolidated financial statements, schedules and notes related thereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied through the periods involved, present fairly in all material respects the information required to be stated therein and are consistent with the most recent financial statements and other reports filed by the Bank with the FDIC, the New Jersey Banking Department and FRB, except that accounting principles employed in such regulatory filings conform to the requirements of the FDIC, the New Jersey Banking Department and the FRB and not necessarily to GAAP.  The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited consolidated financial statements of the Mid-Tier included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

(v) The Primary Parties carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties as is customary for companies engaged in a similar industry.

(w) Since the respective dates as of which information is given in the Registration Statement, including the Prospectus, and except as disclosed in the General Disclosure Package and the Prospectus:  (i) there has not been any material adverse change, financial or otherwise, in the condition of the Primary Parties and their subsidiaries, considered as one enterprise, or in the earnings, capital, properties, business or prospects of the Primary Parties and their subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business; (ii) there has not been any material increase in the long-term debt of any of the Primary Parties or in the principal amount of the Primary Parties’ consolidated assets which are classified by any of such entities as impaired, substandard, doubtful or loss or in loans past due 90 days or more or real estate acquired by foreclosure, by deed-in-lieu of foreclosure or deemed in-substance foreclosure or any material decrease in stockholders’ equity or equity capital or total assets of any of the Primary Parties; nor has any of the Primary Parties issued any securities (other than in connection with the incorporation of the Holding Company) or incurred any liability or obligation for borrowing other than in the ordinary course of business; (iii) there have not been any material transactions entered into by the Primary Parties; (iv) there has been no material adverse change in any of the Primary Parties’ relationship with its insurance carriers, including, without limitation, cancellation or other termination of any of the Primary Parties’ fidelity bond or any other type of insurance coverage; (v) there has been no material change in management of any of the Primary Parties; (vi) none of the Primary Parties has sustained any material loss or interference with its respective business or properties from fire, flood, windstorm, earthquake, accident or other calamity, whether or not covered by insurance; (vii) none of the Primary Parties has defaulted in the payment of principal or interest on any outstanding debt obligations; (viii) the capitalization, liabilities, assets, properties and business of the Primary Parties conform in all material respects to the descriptions thereof contained in the General Disclosure Package and the Prospectus; and (ix) none of the Primary Parties has any material liabilities, contingent or otherwise, except as set forth in the Prospectus.

(x) None of the Primary Parties is (i) in violation of their respective articles, charters, certificates of incorporation, organizational certificates or bylaws (and none of the Primary Parties will be in violation of its articles of incorporation, charters, certificates of incorporation, organizational certificates or bylaws upon completion of the Conversion), or (ii) in default (nor has any event occurred which, with notice or lapse of time or both, would constitute a defect) in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture, mortgage, or other instrument to which it is a party or by which it or any of its property may be bound, or to which any of the property or assets of the Primary Parties is subject, except for defaults that would not, individually or in the aggregate, have a Material Adverse Effect, and there are no contracts or documents of the Primary Parties that are required to be filed as exhibits to the Registration Statement, the Holding Company Application or the Conversion Application that have not been so filed.  The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not:  (i) conflict with or constitute a breach of, or default under, or result in the creation of any lien, charge or encumbrance upon any of the assets of any of the Primary Parties pursuant to the respective articles of incorporation, charters or bylaws of the Primary Parties or any contract, lease or other instrument in which the Primary Parties has a beneficial interest, or any applicable law, rule, regulation or order; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to any of the Primary Parties; or (iii) result in the creation of any material lien, charge or encumbrance upon any property of the Primary Parties.

(y) All documents made available or delivered by, or to be made available to or delivered by the Primary Parties or their representatives in connection with the issuance and sale of the Shares, including records of account holders and depositors of the Bank, or in connection with the Agent’s exercise of due diligence, except for those documents which were prepared by parties other than the Primary Parties or their representatives, were on the dates on which they were delivered, or will be on the dates on which they are to be delivered, true, complete and correct in all material respects.

(z) Upon consummation of the Conversion, the authorized, issued and outstanding equity capital of the Holding Company will be within the range set forth in the General Disclosure Package and the Prospectus under the caption “Capitalization,” and no Shares have been or will be issued and outstanding prior to the Closing Date; the Shares will have been duly and validly authorized for issuance and, when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and in the Prospectus, will be duly and validly issued, fully paid and non-assessable, except for shares purchased by the ESOP with funds borrowed from the Holding Company to the extent payment therefor in cash has not been received by the Holding Company; except to the extent that subscription rights and priorities pursuant thereto exist pursuant to the Plan, no preemptive rights exist with respect to the Shares; and the terms and provisions of the Shares will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.  The Shares have been approved for listing on the Nasdaq Stock Market, subject to issuance.  Upon the issuance of the Shares, good title to the Shares will be transferred from the Holding Company to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants. The Foundation Shares have been duly and validly authorized for issuance and, when issued by the Holding Company to the Foundation pursuant to the Plan, will be duly and validly issued and fully paid and non-assessable; upon issuance of the Foundation Shares, good title to the Foundation Shares will be transferred from the Holding Company to the Foundation, subject to such claims as may be asserted against the Foundation by third-party claimants.

(aa) No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default on the part of any of the Primary Parties in the due performance and observance of any term, covenant, agreement, obligation, representation, warranty or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement, lease, license, permit or any other instrument or agreement to which the Primary Parties is a party or by which any of them or any of their respective property is bound or affected which, in any such case, could have, individually or in the aggregate with other breaches, violations or defaults, a Material Adverse Effect; each of such agreements is in full force and effect and is the legal, valid and binding agreement of the applicable party and the other parties thereto, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity and no other party to any such agreement has instituted or, to the knowledge of the Primary Parties, threatened any action or proceeding wherein any of the Primary Parties or any subsidiary thereof would or might be alleged to be in default thereunder where such action or proceeding, if determined adversely to the Primary Parties, would have a Material Adverse Effect.  There are no contracts or documents that are required to be filed as exhibits to the Registration Statement or described in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus which are not so filed or described as required, and such contracts and documents as are summarized in the Registration Statement, the Prospectus, and any Permitted Free Writing Prospectus are fairly summarized in all material respects.  No party has sent or received any notice indicating the termination of or intention to terminate any of the contracts or agreements referred to or described in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus, or filed as an exhibit to the Registration Statement, and, to the knowledge of the Primary Parties, no such termination has been threatened by any party to any such contract or agreement.

(bb) Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated in the Registration Statement, none of the Primary Parties has or will have issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of business.

(cc) No action or approval of any regulatory or supervisory or other public authority is required in connection with the execution and delivery of this Agreement or the issuance of the Shares or the Foundation Shares, except for the action by the Commission declaring the Registration Statement effective, and approval by the FRB and the New Jersey Banking Department, and any necessary qualification, notification, registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered and the Foundation Shares are to be issued, and except as may be required under the rules and regulations of the FINRA.

(dd) KPMG LLP, which has certified the audited consolidated financial statements of the Mid-Tier included in the Prospectus, has advised the Mid-Tier in writing that they are, with respect to the Mid-Tier, independent registered public accountants within the applicable rules of the Public Company Accounting Oversight Board (United States).

(ee) RP Financial, LC., which has prepared the appraisal of the aggregate pro forma market value of the Common Stock on which the Offering is based (the “Appraisal”), has advised the Primary Parties in writing that it is independent of the Mid-Tier within the meaning of the FRB Regulations and is believed by the Mid-Tier to be experienced and expert in the valuation and the appraisal of business entities, including savings institutions, and the Primary Parties believe that RP Financial, LC. has prepared the pricing information set forth in the Prospectus in accordance with the requirements of the FRB Regulations.

(ff) The Primary Parties have timely filed or extended all required federal, state and local income and franchise tax returns required to be filed; the Primary Parties have timely paid all taxes that have become due and payable in respect of such returns and no deficiency has been asserted with respect thereto by any taxing authority.  The Primary Parties have no knowledge of any tax deficiency which has been or might be assessed against them which, if subject to an unfavorable decision, ruling or finding, could have, individually or in the aggregate with other tax deficiencies, a Material Adverse Effect.  All material tax liabilities have been adequately provided for in the financial statements of the Primary Parties in accordance with GAAP.  There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement by the Holding Company or with the issuance or sale by the Holding Company of the Shares.

(gg) Each of the Primary Parties is in compliance in all material respects with the applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.  The Bank has established compliance programs and is in compliance in all material respects with the requirements of the USA PATRIOT Act and all applicable regulations promulgated thereunder, and, except as disclosed in the Prospectus, there is no charge, investigation, action, suit or proceeding before any court, regulatory authority or governmental entity or body pending or, to the knowledge of the Primary Parties, threatened regarding the Bank’s compliance with the USA PATRIOT Act or any regulations promulgated thereunder.

(hh) All Sales Information (as defined in Section 9(a)) used by the Holding Company in connection with the Conversion that is required to be filed with the FRB has been filed with and approved by the FRB.

(ii) To the knowledge of the Primary Parties, none of the Primary Parties or the employees of the Primary Parties has made any payment of funds as a loan for the purchase of the Shares or made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

(jj) None of the Primary Parties has:  (i) issued any securities within the last 18 months (except for notes to evidence bank loans and reverse repurchase agreements or other liabilities in the ordinary course of business or as described in the Prospectus); (ii) had any material dealings within the 12 months prior to the date hereof with any member of the FINRA, or any person related to or associated with such member, other than discussions and meetings relating to the proposed Offering, routine purchases and sales of United States government and agency and other securities in the ordinary course of business and in connection with acquisitions consummated by the Primary Parties, pursuant to engagements entered into more than 180 days prior to the date the Registration  Statement was filed; (iii) entered into a financial or management consulting agreement except as contemplated hereunder; and (iv) engaged any intermediary between the Agent and the Holding Company or the Bank in connection with the offering of the Shares, and no person is being compensated in any manner for such service.

(kk) The Primary Parties have not relied upon the Agent or its legal counsel for any legal, tax or accounting advice in connection with the Conversion.

(ll) The records used by the Primary Parties to determine the identities of Eligible Account Holders, Supplemental Eligible Account Holders, if any, and Other Depositors are accurate and complete in all material respects.

(mm) None of the Primary Parties is or intends to conduct business in a manner which would cause it to become an “investment company,” an entity “controlled” by an “investment company” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

(nn) None of the Primary Parties or any properties owned or operated by any of the Primary Parties, is in violation of or liable under any Environmental Law (as defined below), except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending or, to the knowledge of the Primary Parties, threatened relating to the liability of any property owned or operated by the Primary Parties under any Environmental Law.  To the knowledge of the Primary Parties, there are no events or circumstances that could form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Primary Parties relating to any Environmental Law.  For purposes of this subsection, the term “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

(oo) The Mid-Tier maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accounts or assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The books, records and accounts and systems of internal accounting control of the Mid-Tier and its subsidiaries comply in all material respects with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  The Mid-Tier has established and maintains and, upon consummation of the Conversion, the Holding Company will establish and maintain, “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that the information it is or will be required to disclose in the reports it files or submits under the 1934 Act is accumulated and communicated to such company’s management (including its chief executive officer and chief financial officer) in a timely manner and recorded, processed, summarized and reported within the periods specified in the Commission’s rules and forms.  To the knowledge of the Primary Parties, KPMG LLP and the Audit Committee of the Board of Directors have been advised of:  (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Mid-Tier’s and the Bank’s ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Mid-Tier’s or the Bank’s internal accounting controls.

(pp) All of the loans represented as assets of the Mid-Tier and the Bank in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulation Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not have a Material Adverse Effect.

(qq) There are no affiliations or associations between any member of the FINRA and any of the Primary Parties’ officers, directors or 5% or greater security holders, except as set forth in the Registration Statement and the Prospectus.

(rr) The Holding Company has taken all actions necessary to obtain at the Closing Date a blue sky memorandum from Luse Gorman Pomerenk & Schick, P.C.

(ss) Any certificates signed by an officer of any of the Primary Parties pursuant to the conditions of this Agreement and delivered to the Agent or their counsel that refers to this Agreement shall be deemed to be a representation and warranty by such Primary Party to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

(tt) The statistical and market related data contained in any Permitted Free Writing Prospectus, the Prospectus and the Registration Statement are based on or derived from sources which the Primary Parties believe were reliable and accurate at the time they were filed with the Commission.  No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 5. Representations and Warranties of the Agent.  The Agent represents and warrants to the Primary Parties as follows:

(a) The Agent is a corporation and is validly existing in good standing under the laws of the State of New York with full power and authority to provide the services to be furnished to the Primary Parties hereunder.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Agent, and this Agreement has been duly and validly executed and delivered by the Agent and is a legal, valid and binding agreement of the Agent, enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c) Each of the Agent and its employees, agents and representatives who shall perform any of the services hereunder shall be duly authorized and empowered, and shall have all licenses, approvals and permits necessary to perform such services; and the Agent is a registered selling agent in each of the jurisdictions in which the Shares are to be offered by the Holding Company in reliance upon the Agent as a registered selling agent as set forth in the blue sky memorandum prepared with respect to the Offering.

(d) The execution and delivery of this Agreement by the Agent, the consummation of the transactions contemplated hereby and compliance with the terms and provisions hereof will not conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, the articles of incorporation or bylaws of the Agent or any material agreement, indenture or other instrument to which the Agent is a party or by which it or its property is bound.

(e) No approval of any regulatory or supervisory or other public authority is required in connection with the Agent’s execution and delivery of this Agreement, except as may have been received.

(f) There is no suit or proceeding or charge or action before or by any court, regulatory authority or government agency or body or, to the knowledge of the Agent, pending or threatened, which might materially adversely affect the Agent’s performance under this Agreement.

Section 6. Covenants of the Primary Parties.  The Primary Parties hereby jointly and severally covenant and agree with the Agent as follows:

(a) The Holding Company will not, at any time prior to or after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent and its counsel shall reasonably object.

(b) If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances prevailing at the subsequent time, not misleading, the Holding Company has notified or will notify promptly the Agent so that any use of such Issuer-Represented Free Writing Prospectus may cease until it is amended or supplemented and the Holding Company has promptly amended or will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission; provided, however, that this covenant shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Holding Company by the Agent expressly for use therein.

(c) Each of the Primary Parties represents and agrees that, unless it obtains the prior consent of the Agent, and the Agent represents and agrees that, unless it obtains the prior consent of the Primary Parties, it has not made and will not make any offer relating to the offered Shares that would constitute an “issuer free writing prospectus” as defined in Rule 433 of the 1933 Act Regulations, or that would constitute a “free writing prospectus,” as defined in Rule 405 of the 1933 Act Regulations, required to be filed with the Commission.  Any such free writing prospectus consented to by the Primary Parties and the Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Primary Parties represent that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations, and has complied and will comply in all material respects with the requirements of Rule 433 of the 1933 Act Regulations applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.  The Primary Parties need not treat any communication as a free writing prospectus if it is exempt from the definition of prospectus pursuant to clause (a) of Section 2(a)(10) of the 1933 Act without regard to Rule 172 or 173 of the 1933 Act Regulations.

(d) The Primary Parties will not, at any time prior to or after the Holding Company Application and/or the Conversion Application is approved by the FRB, file any amendment or supplement to such Holding Company Application and/or the Conversion Application without providing the Agent and its counsel an opportunity to review such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent and its counsel shall reasonably object.

(e) The Holding Company will not, at any time prior to or after the New Jersey Application is approved by the New Jersey Banking Department and any other applicable regulator, file any amendment or supplement to such New Jersey Application without providing the Agent and its counsel an opportunity to review such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent and its counsel shall reasonably object.

(f) The Primary Parties will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-approval amendment to the Holding Company Application, the Conversion Application or the New Jersey Application to be approved by the FRB or the New Jersey Banking Department and will immediately upon receipt of any information concerning the events listed below notify the Agent:  (i) when the Registration Statement, as amended, has become effective; (ii) when the Holding Company Application, as amended, has been approved by the FRB; (iii) when the Conversion Application, as amended, has been approved by the FRB; (iv) when the New Jersey Application, as amended, has been approved by the New Jersey Banking Department; (v) of any comments from the Commission, the FRB, the New Jersey Banking Department or any other applicable regulator or any other governmental entity with respect to the Conversion contemplated by this Agreement; (vi) of the request by the Commission, the FRB, the New Jersey Banking Department or any other governmental entity for any amendment or supplement to the Registration Statement, the Holding Company Application, the Conversion Application or the New Jersey Application or for additional information; (vii) of the issuance by the Commission, the FRB, the New Jersey Banking  Department or any other governmental entity of any order or other action suspending the Conversion or the use of the Registration Statement or the Prospectus or any other filing of the Holding Company or the Bank under the FRB Regulations, or other applicable law, or the threat of any such action; (viii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (ix) of the occurrence of any event mentioned in paragraph (j) below.  The Primary Parties will make every reasonable effort (i) to prevent the issuance by the Commission, the FRB, the New Jersey Banking Department or any other federal or state authority of any such order referred to in clauses (vii) and (viii) above and, (ii) if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

(g) The Primary Parties will deliver to the Agent and to its counsel as many conformed copies of the Registration Statement, the Holding Company Application and the New Jersey Application, as originally filed and of each amendment or supplement thereto, including all exhibits, as the Agent may reasonably request.

(h) The Primary Parties will furnish to the Agent, from time to time during the period when the Prospectus (or any later prospectus related to this offering) is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of such Prospectus (as amended or supplemented) as the Agent may reasonably request for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the rules and regulations promulgated under the 1934 Act (the “1934 Act Regulations”).  The Holding Company authorizes the Agent to use the Prospectus (as amended or supplemented, if amended or supplemented) in any lawful manner contemplated by the Plan in connection with the sale of the Shares by the Agent.

(i) The Primary Parties will comply with any and all terms, conditions, requirements and provisions with respect to the Offering imposed by the Commission, the FRB, the New Jersey Banking Department or any other applicable regulator or the FRB Regulations, the FRB Commitments and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the New Jersey Banking Act to be complied with prior to or subsequent to the Closing Date and when the Prospectus is required to be delivered, and during such time period the Primary Parties will comply, at their own expense, with all requirements imposed upon them by the Commission, the FRB, the New Jersey Banking Department or any other applicable regulator or the FRB Regulations, the FRB Commitments and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, including, without limitation, Rule 10b-5 under the 1934 Act, and the New Jersey Banking Act in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Shares during such period in accordance with the provisions hereof and the Prospectus.  The Holding Company will comply with all undertakings contained in the Registration Statement.

(j) If, at any time during the period when the Prospectus is required to be delivered, any event relating to or affecting any of the Primary Parties shall occur, as a result of which it is necessary or appropriate, in the opinion of counsel for the Holding Company and in the reasonable opinion of the Agent’s counsel, to amend or supplement the Registration Statement or Prospectus in order to make the Registration Statement or Prospectus not misleading in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, the Holding Company will immediately so inform the Agent and prepare and file, at its own expense, with the Commission, the FRB and the New Jersey Banking Department or any other applicable regulator, and furnish to the Agent a reasonable number of copies, of an amendment or amendments of, or a supplement or supplements to, the Registration Statement or Prospectus (in form and substance reasonably satisfactory to the Agent and its counsel after a reasonable time for review) which will amend or supplement the Registration Statement or Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading.  For the purpose of this Agreement, the Holding Company will timely furnish to the Agent such information with respect to the Primary Parties as the Agent may from time to time reasonably request.

(k) The Primary Parties will take all necessary actions in cooperating with the Agent and furnish to whomever the Agent may direct such information as may be required to qualify or register the Shares for offering and sale by the Holding Company or to exempt such Shares from registration, or to exempt the Holding Company as a broker-dealer and its officers, directors and employees as broker-dealers or agents under the applicable securities or blue sky laws of such jurisdictions in which the Shares are required under the Plan and the FRB Regulations to be sold or as the Agent and the Holding Company may reasonably agree upon; provided, however, that the Holding Company shall not be obligated to file any general consent to service of process, to qualify to do business in any jurisdiction in which it is not so qualified, or to register its directors or officers as brokers, dealers, salesmen or agents in any jurisdiction.  In each jurisdiction where any of the Shares shall have been qualified or registered as above provided, the Holding Company will make and file such statements and reports in each fiscal period as are or may be required by the laws of such jurisdiction.

(l) The liquidation account for the benefit of Eligible Account Holders will be duly established and maintained in accordance with the requirements of the Plan, the FRB Regulations and the FRB Commitments, and such Eligible Account Holders and Supplemental Eligible Account Holders, if any, who continue to maintain their savings accounts in the Bank will have an inchoate interest in their pro rata portion of the liquidation account, which shall have a priority superior to that of the holders of the Common Stock in the event of a complete liquidation of the Bank.

(m) The Holding Company will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the Closing Date, without the Agent’s prior written consent, any of its shares of Common Stock, other than the Shares or the Foundation Shares or other than in connection with any plan or arrangement described in the Prospectus.

(n) The Holding Company will register its common stock under Section 12(b) of the 1934 Act.  The Holding Company shall maintain the effectiveness of such registration for not less than three years from the time of effectiveness or such shorter period as may be required by the FRB or any other applicable regulator.

(o) During the period during which the Common Stock is registered under the 1934 Act or for three years from the date hereof, whichever period is greater, the Holding Company will furnish to its shareholders as soon as practicable after the end of each fiscal year an annual report of the Holding Company (including a consolidated balance sheet and statements of consolidated income, shareholders’ equity and cash flows of the Holding Company and its subsidiaries as at the end of and for such year, certified by independent registered public accountants in accordance with Regulation S-X under the 1933 Act and the 1934 Act) and make available as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the first fiscal quarter ending after the effective time of the Registration Statement) financial information of the Holding Company and its subsidiaries for such quarter in reasonable detail.

(p) During the period of three years from the date hereof, the Holding Company will furnish to the Agent:  (i) as soon as practicable after such information is publicly available, a copy of each report of the Holding Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted (including, but not limited to, reports on Forms 10-K, 10-Q and 8-K and all proxy statements and annual reports to stockholders); (ii) a copy of each other non-confidential report of the Holding Company mailed to its shareholders or filed with the Commission, the FRB or any other supervisory or regulatory authority or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted, each press release and material news items and additional documents and information with respect to the Holding Company or the Bank as the Agent may reasonably request; and (iii) from time to time, such other nonconfidential information concerning the Holding Company or the Bank as the Agent may reasonably request. The Holding Company shall be deemed to have furnished to the Agent all documents and reports that the Holding Company files with the Commission through the Commission’s EDGAR System concurrently with such filings.

(q) The Holding Company and the Bank will use the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the caption “How We Intend to Use the Proceeds From the Offering.”

(r) The Holding Company will make generally available to its security holders as soon as practicable, but not later than 60 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 of the 1933 Act Regulations) covering a twelve-month period beginning not later than the first day of the Holding Company’s fiscal quarter next following the effective date (as defined in such Rule 158) of the Registration Statement.

(s) The Holding Company will use its best efforts to cooperate with the Agent to effect the trading of the Shares on the Nasdaq Global Select Market on or prior to the Closing Date.

(t) The Holding Company will maintain appropriate arrangements for depositing all funds received from persons mailing or delivering subscriptions for or orders to purchase Shares in the Offering with the Bank, on an interest-bearing basis at the rate described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Shares or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus.  The Holding Company will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Holding Company to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

(u) The Holding Company will report the use of proceeds of the Offering on its first periodic report filed pursuant to Sections 13(a) and 15(d) of the Exchange Act and on any subsequent periodic reports as may be required pursuant to Rule 463 of the Securities Act Regulations.

(v) The Holding Company will promptly take all necessary action to register as a bank holding company under the BHCA.

(w) The Holding Company and the Bank will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with FINRA Rule 5130.

(x) None of the Primary Parties will amend the Plan without the consent of the Agent, which consent shall not be unreasonably withheld.

(y) The Holding Company shall assist the Agent, if necessary, in connection with the allocation of the Shares in the event of an oversubscription and shall provide the Agent with any information necessary to assist the Holding Company in allocating the Shares in such event and such information shall be accurate and reliable in all material respects.

(z) Prior to the Closing Date, the Holding Company will inform the Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then amended or supplemented, would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

(aa) The Holding Company will not deliver the Shares until the Primary Parties have satisfied or caused to be satisfied each condition set forth in Section 8 hereof, unless such condition is waived in writing by the Agent.

(bb) Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated therein or set forth in an amendment or supplement thereto, none of the Primary Parties will have: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business, or (ii) entered into any transaction which is material in light of the business and properties of the Primary Parties, taken as a whole.

(cc) Until the Closing Date, the Primary Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the Commission, the FDIC, the New Jersey Banking Department and the FRB.

(dd) The facts and representations provided to Luse Gorman Pomerenk & Schick, P.C. and Silver, Freedman, Taff & Tiernan LLP by the Primary Parties and upon which each of Luse Gorman Pomerenk & Schick, P.C. and Silver, Freedman, Taff & Tiernan LLP will base their opinions under Sections 8(c) and (d), respectively, are and will be truthful, accurate and complete.

(ee) The Primary Parties will not distribute any offering material in connection with the Offering except for the Prospectus and any supplemental sales material that has been filed with the Registration Statement and the Holding Company Application and authorized for use by the Commission and the FRB or any other applicable regulator.  The information contained in any supplemental sales material (in addition to the supplemental sales material filed as an exhibit to the Registration Statement and the Holding Company Application) shall not conflict with the information contained in the Registration Statement and the Prospectus.

(ff) The Holding Company will comply with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and all applicable rules, regulations, guidelines and interpretations promulgated thereunder by the Commission.

(gg) The Primary Parties will not, prior to the Closing Time, incur any liability or obligation, direct or contingent, or enter into any material transaction, other than in the ordinary course of business consistent with past practice, except as contemplated by the Prospectus.

(hh) The Primary Parties will use all reasonable efforts to comply with, or cause to be complied with, the conditions precedent to the several obligations of the Agent specified in Section 8.

Section 7. Payment of Expenses.  Whether or not the Conversion is completed or the sale of the Shares by the Holding Company is consummated, the Primary Parties jointly and severally agree to pay or reimburse the Agent for:  (a) all filing fees in connection with all filings related to the Conversion with the FINRA; (b) any stock issue or transfer taxes which may be payable with respect to the sale of the Shares; (c) subject to Section 2(c), all expenses of the Conversion, including but not limited to blue sky fees, transfer agent, registrar and other agent charges, fees relating to auditing and accounting or other advisors and costs of printing all documents necessary in connection with the Offering.

Section 8. Conditions to the Agent’s Obligations.  The obligations of the Agent hereunder, as to the Shares to be delivered at the Closing Date, are subject, to the extent not waived in writing by the Agent, to the condition that all representations and warranties of the Primary Parties herein are, at and as of the commencement of the Offering and at and as of the Closing Date, true and correct in all material respects, the condition that the Primary Parties shall have performed all of its obligations hereunder to be performed on or before such dates, and to the following further conditions:

(a) At the Closing Date, the Primary Parties shall have conducted the Conversion in all material respects in accordance with the Plan, the FRB Regulations, the FRB Commitments and the New Jersey Banking Act (except to the extent waived or otherwise approved by the FRB and any other applicable regulator), and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon them by the FRB or any other applicable regulator.

(b) The Registration Statement shall have been declared effective by the Commission, the Holding Company Application  and the Conversion Application shall have been approved by the FRB and the New Jersey Application shall have been approved by the New Jersey Banking Department not later than 5:30 p.m. on the date of this Agreement, or with the Agent’s consent at a later time and date, and at the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefore initiated or threatened by the Commission or any state authority, and no order or other action suspending the authorization of the Prospectus or the consummation of the Conversion shall have been issued or proceedings therefore initiated or, to the Primary Parties’ knowledge, threatened by the Commission, the FRB, the New Jersey Banking Department or any other Federal or state authority.

(c) At the Closing Date, the Agent shall have received the favorable opinion, dated as of the Closing Date and addressed to the Agent and for its benefit, of Luse Gorman Pomerenk & Schick, P.C., special counsel for the Primary Parties, in form and substance as attached hereto as Exhibit C.

(d) At the Closing Date, the Agent shall have received the favorable opinion, dated as of the Closing Date and addressed to the Agent and for its benefit, of Silver, Freedman, Taff & Tiernan LLP, special counsel for the Agent, in form and substance as attached hereto as Exhibit D.

(e) A blue sky memorandum from Luse Gorman Pomerenk & Schick, P.C. relating to the Offering, including Agent’s participation therein, shall have been furnished prior to the mailing of the Prospectus to the Holding Company with a copy thereof addressed to Agent or upon which Luse Gorman Pomerenk & Schick, P.C. shall state the Agent may rely.  The blue sky memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the Shares under applicable state securities law.

(f) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and the Chief Financial Officer of each of the Primary Parties in form and substance reasonably satisfactory to the Agent’s Counsel, dated as of such Closing Date, to the effect that:  (i) they have carefully examined the Prospectus and, in their opinion, at the time the Prospectus became authorized for final use, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) since the date the Prospectus became authorized for final use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties or business of the Primary Parties and the conditions set forth in this Section 8 have been satisfied; (iii) since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties or business of the Primary Parties independently, or of the Primary Parties considered as one enterprise, whether or not arising in the ordinary course of business; (iv) the representations and warranties in Section 4 are true and correct with the same force and effect as though expressly made at and as of the Closing Date; (v) the Primary Parties have complied in all material respects with all agreements and have satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date and will comply in all material respects with all obligations to be satisfied by them after the Closing Date; (vi) no stop order suspending the effectiveness of the Registration Statement has been initiated or, to the knowledge of the Primary Parties, threatened by the Commission or any state authority; (vii) no order suspending the Conversion, the Offering or the use of the Prospectus has been issued and no proceedings for that purpose are pending or, to the knowledge of the Primary Parties, threatened by the FRB, the New Jersey Banking Department or any other Federal or state authority; and (viii) to the knowledge of the Primary Parties, no person has sought to obtain review of the final action of the FRB, New Jersey Banking Department or any other applicable regulator approving the Conversion.

(g) None of the Primary Parties shall have sustained, since the date of the latest financial statements included in the Registration Statement, the General Disclosure Package and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any Material Adverse Effect that is in the Agent’s reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(h) Prior to and at the Closing Date:  (i) in the reasonable opinion of the Agent, there shall have been no material adverse change in the financial condition, results of operations or business of the Primary Parties, considered as one enterprise, from that as of the latest dates as of which such condition is set forth in the Prospectus, other than transactions referred to or contemplated therein; (ii) none of the Primary Parties shall have received from the FRB, the New Jersey Banking Department or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied (which direction, if any, shall have been disclosed to the Agent) or which materially and adversely would affect the financial condition, results of operations or business of the Primary Parties, taken as a whole; (iii) none of the Primary Parties shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any outstanding indebtedness; (iv) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, not disclosed in the Prospectus, shall be pending or, to the knowledge of the Primary Parties, threatened against the any of the Primary Parties or affecting any of their properties wherein an unfavorable decision, ruling or finding would materially and adversely affect the financial condition, results of operations or business of the Primary Parties, taken as a whole; and (v) the Shares shall have been qualified or registered for offering and sale or exempted therefrom under the securities or blue sky laws of the jurisdictions as the Agent shall have reasonably requested and as agreed to by the Primary Parties.

(i) Concurrently with the execution of this Agreement, the Agent shall receive a letter from KPMG LLP, dated as of the date hereof and addressed to the Agent:  (i) confirming that KPMG LLP is a firm of independent registered public accountants within the applicable rules of the Public Company Accounting Oversight Board (United States) and stating in effect that in its opinion the consolidated financial statements and related notes of the Mid-Tier as of December 31, 2011 and 2012, and covered by their opinion included in the Prospectus, and any other more recent unaudited financial statements included in the Prospectus, comply as to form in all material respects with the applicable accounting requirements and related published rules and regulations of the FRB and any other applicable regulator and the 1933 Act; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit in accordance with standards of the Public Company Accounting Oversight Board (United States)) consisting of a reading of the latest available consolidated financial statements of the Mid-Tier prepared by the Mid-Tier, a reading of the minutes of the meetings of the Boards of Directors of each of the Primary Parties and consultations with officers of the Mid-Tier responsible for financial and accounting matters, nothing came to their attention which caused them to believe that:  (A) the audited consolidated financial statements and any unaudited interim financial statements included in the Prospectus are not in conformity with the 1933 Act, applicable accounting requirements of the FRB, the New Jersey Banking Department and the FDIC and GAAP applied on a basis substantially consistent with that of the audited consolidated financial statements included in the Prospectus; or (B) during the period from the date of the latest consolidated financial statements included in the Prospectus to a specified date not more than three business days prior to the date of the Prospectus, except as has been described in the Prospectus, there was any increase in long-term debt of the Mid-Tier, other than normal deposit fluctuations for the Bank; or (C) there was any decrease in the total consolidated assets, total loans, the allowance for loan losses, total deposits or total equity of the Mid-Tier at the date of such letter as compared with amounts shown in the latest balance sheet included in the Prospectus; and (iii) stating that, in addition to the audit referred to in their opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (h), they have compared with the general accounting records of the Mid-Tier, which are subject to the internal controls of the Mid-Tier, the accounting system and other data prepared by the Mid-Tier, directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request; and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

(j) To the extent a sale or other disposition or transfer of shares of common stock or other securities of the Holding Company is not otherwise prohibited by applicable law or regulation for the duration of the time period provided therein, each of the persons set forth on Exhibit E hereto shall deliver to the Agent a “lock-up” agreement, each in substantially the form of Exhibit E hereto, relating to the sales and certain other dispositions or transfers of shares of common stock or certain other securities of the Holding Company dated as of the date hereof and shall be in full force and effect on the Closing Date.

(k) At the Closing Date, the Agent shall receive a letter dated the Closing Date, addressed to the Agent, confirming the statements made by KPMG LLP in the letter delivered by it pursuant to subsection (i) of this Section 8, the “specified date” referred to in clause (i) of subsection (h) to be a date specified in the letter required by this subsection (h) which for purposes of such letter shall not be more than three business days prior to the Closing Date.

(l) At the Closing Date, the Holding Company shall receive a letter from RP Financial, LC., dated the Closing Date (i) confirming that said firm is independent of the Primary Parties and is experienced and expert in the area of corporate appraisals within the meaning of Title 12 of the Code of Federal Regulations, Section 192.200(b), (ii) stating in effect that the Appraisal prepared by such firm complies in all material respects with the applicable requirements of Title 12 of the Code of Federal Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Holding Company including the Bank, as most recently updated, remains in effect.

(m) At or prior to the Closing Date, the Agent shall receive:  (i) a copy of the letter from the FRB approving the Holding Company Application; (ii) a copy of a letter from the FRB approving the Conversion Application; (iii) confirmation that the Commission has declared the Registration Statement effective; (iv) certificate from the New Jersey Department of State evidencing the valid existence of the MHC; (v) certificate from the Delaware Secretary of State evidencing the valid existence and good standing of the Mid-Tier; (vi) a certificate from the New Jersey Banking Department evidencing the good standing of the Bank; (vii) a certificate from the FDIC evidencing the Bank’s insurance of accounts; (viii) a certificate from the FHLB-New York evidencing the Bank’s membership therein; (ix) a certificate from the Delaware Secretary of State evidencing the good standing of the Holding Company; (x) evidence of approval of the New Jersey Application by the New Jersey Banking Department; and (xi) such other documents and certificates as the Agent may reasonably request.

(n) Subsequent to the date hereof, there shall not have occurred any of the following; (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange (the “NYSE”) or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the Nasdaq Stock Market or by order of the Commission or any other governmental authority; (ii) a general moratorium on the operations of commercial banks, or federal savings and loan associations or a general moratorium on the withdrawal of deposits from commercial banks or federal savings and loan associations declared by federal or state authorities; (iii) the engagement by the United States in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency or war or a material decline in the price of equity or debt securities, if the effect of such declaration or decline, in the Agent’s reasonable judgment, makes it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

(o) At or prior to the Closing Date, counsel to the Agent shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Shares and the contribution of the Foundation Shares to the Foundation as herein contemplated and related proceedings or in order to evidence the occurrence or completeness of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Primary Parties in connection with the sale of the Shares and the contribution of the Foundation Shares to the Foundation as herein contemplated shall be satisfactory in form and substance to the Agent or its counsel.

(p) All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent or to counsel for the Agent.  Any certificate signed by an officer of any of the Primary Parties and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by such Primary Party to the Agent as to the statements made therein.

Section 9. Indemnification.

(a) Each of the Primary Parties jointly and severally agrees to indemnify and hold harmless the Agent, its officers and directors, employees and agents, and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including, but not limited to, settlement expenses), joint or several, that the Agent or any of them may suffer or to which the Agent and any such persons may become subject under all applicable federal or state laws or otherwise, and to promptly reimburse the Agent and any such persons upon written demand for any reasonable expense (including all reasonable fees and disbursements of counsel) incurred by the Agent or any of them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions:  (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the General Disclosure Package, any Issuer-Represented Limited-Use Free Writing Prospectus, any Issuer Represented General Free Writing Prospectus, preliminary or final Prospectus (or any amendment or supplement thereto), the Holding Company Application (or any amendment or supplement thereto) or any instrument or document executed by the Primary Parties or based upon written information supplied by the Holding Company filed in any state or jurisdiction to register or qualify any or all of the Shares or to claim an exemption therefrom or provided to any state or jurisdiction to exempt the Primary Parties as a broker-dealer or its officers, directors and employees as broker-dealers or agents, under the securities laws thereof (collectively, the “Blue Sky Application”), or any document, advertisement, oral statement or communication (“Sales Information”) prepared, made or executed by or on behalf of the Primary Parties with its consent and based upon written or oral information furnished by or on behalf of the Primary Parties, whether or not filed in any jurisdiction, in order to qualify or register the Shares or to claim an exemption therefrom under the securities laws thereof; (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the General Disclosure Package, any Issuer-Represented Limited-Use Free Writing Prospectus, any Issuer–Represented General Free Writing Prospectus, the Holding Company Application (or any amendment or supplement thereto), any Blue Sky Application or Sales Information or other documentation distributed in connection with the Conversion; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statement or alleged untrue material statement in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the General Disclosure Package, any Issuer-Represented Limited-Use Free Writing Prospectus, any Issuer-Represented General Free Writing Prospectus, the Holding Company Application, any Blue Sky Application or Sales Information made in reliance upon and in conformity with information furnished in writing to the Holding Company, by the Agent or its counsel regarding the Agent, and provided, that it is agreed and understood that the only information furnished in writing to the Holding Company, by the Agent regarding the Agent is set forth in the Prospectus in the first sentence of both the first and second paragraphs under the caption “The Conversion—Plan of Distribution—Selling Agent and Underwriter Compensation”; and, provided further, that such indemnification shall be limited to the extent prohibited by the Commission, the New Jersey Banking department, the FDIC and the FRB.

(b) The Agent agrees to indemnify and hold harmless the Primary Parties, their directors and officers and each person, if any, who controls the Holding Company or the Bank within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, which they, or any of them, may suffer or to which they, or any of them may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Primary Parties, and any such persons upon written demand for any expenses (including reasonable fees and disbursements of counsel) incurred by them, or any of them, in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions:  (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Holding Company Application, the preliminary or final Prospectus (or any amendment or supplement thereto), any Blue Sky Application or Sales Information, (ii) are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Holding Company Application, or any Blue Sky Application or Sales Information or other documentation distributed in connection with the Offering; provided, however, that the Agent’s obligations under this Section 9(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto), the preliminary or final Prospectus (or any amendment or supplement thereto), the Conversion Application (or any amendment or supplement thereto), the Holding Company Application, any Blue Sky Application or Sales Information in reliance upon and in conformity with information furnished in writing to the Holding Company or the Bank, by the Agent or its counsel regarding the Agent, and provided, that it is agreed and understood that the only information furnished in writing to the Holding Company or the Bank, by the Agent regarding the Agent is set forth in the Prospectus in the first sentence under the caption “The Conversion—Plan of Distribution; Selling Agent and Underwriter Compensation.”

(c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 9 or otherwise.  An indemnifying party may participate at its own expense in the defense of such action.  In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party.  If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation.  In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys for each indemnified party in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances.

Section 10. Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 9 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Primary Parties or the Agent, the Primary Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding, but after deducting any contribution received by the Primary Parties or the Agent from persons other than the other parties thereto, who may also be liable for contribution) in such proportion so that the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 2 of this Agreement (not including expenses) bears to the gross proceeds received by the Holding Company from the sale of the Shares in the Offering, and the Primary Parties shall be responsible for the balance.  If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Primary Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereto), but also the relative benefits received by the Primary Parties on the one hand and the Agent on the other from the Offering (before deducting expenses).  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Primary Parties on the one hand or the Agent on the other and the parties’ relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Primary Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro-rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 10.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof) referred to above in this Section 10 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim.  It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount pursuant to Section 9(b) or this Section 10 which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement.  It is understood that the above stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement.  No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.  The obligations of the Primary Parties under this Section 10 and under Section 9 shall be in addition to any liability which the Holding Company and the Agent may otherwise have.  For purposes of this Section 10, each of the Agent’s and the Primary Parties’ officers and directors and each person, if any, who controls the Agent or any of the Primary Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Agent on the one hand, or, the Primary Parties on the other hand.  Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 10, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 10 unless and to the extent the party has been materially prejudiced through the forfeiture by the other party of substantial rights and defenses.

Section 11. Termination.  The Agent may terminate this Agreement by giving the notice indicated below in Section 12 at any time after this Agreement becomes effective as follows:

(a) If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in the Agent’s reasonable opinion, impracticable to proceed with the offering of the Shares; or if trading on the NYSE shall have suspended (except that this shall not apply to the imposition of NYSE trading collars imposed on program trading); or if the United States shall have become involved in a war or major hostilities or escalation thereof; or if a general banking moratorium has been declared by a state or federal authority which has a material effect on the Primary Parties on a consolidated basis; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if there shall have been a material adverse change in the financial condition, results of operations or business of any of the Primary Parties, or if any of the Primary Parties shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not said loss shall have been insured; or, if there shall have been a material adverse change in the financial condition, results of operations or business of the Primary Parties taken as a whole.

(b) In the event the Holding Company fails to sell the required minimum number of the Shares by the date when such sales must be completed, in accordance with the provisions of the Plan or as required by the FRB Regulations and the FRB Commitments, and applicable law, this Agreement shall terminate upon refund by the Holding Company to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other hereunder, except as set forth in Sections 7, 9 and 10 hereof.

(c) If any of the conditions specified in Section 8 shall not have been fulfilled when and as required by this Agreement, unless waived in writing, or by the Closing Date, this Agreement and all of the Agent’s obligations hereunder may be cancelled by the Agent by notifying the Holding Company of such cancellation in writing or by electronic mail at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 7, 9 and 10 hereof.

(d) If the Agent elects to terminate this Agreement as provided in this Section, the Primary Parties shall be notified promptly by telephone or electronic mail, confirmed by letter.

Any of the Primary Parties may terminate this Agreement in the event (i) the Agent is in material breach of the representations and warranties or covenants contained in Section 5 and such breach has not been cured within a reasonable time period after the Primary Party has provided the Agent with notice of such breach and (ii) the Primary Parties terminate the Plan.

This Agreement may also be terminated by mutual written consent of the parties hereto.

Section 12. Notices.  All communications hereunder, except as herein otherwise specifically provided, shall be mailed in writing and if sent to the Agent shall be mailed, delivered or telegraphed and confirmed to Keefe, Bruyette & Woods, Inc., 10 South Wacker Drive, Investment Banking Suite 3400, Chicago, Illinois 60606, Attention: Ben A. Plotkin, Executive Vice President  (with a copy to Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, N.W., Suite 100, Washington, D.C. 20007, Attention: Raymond A. Tiernan) and, if sent to the Primary Parties, shall be mailed, delivered or telegraphed and confirmed to the Bank at Investors Bank, 101  JFK Parkway, Short Hills, New Jersey 07078), Attention:  Kevin Cummings, President and Chief Executive Officer (with a copy to Luse Gorman Pomerenk & Schick, P.C., Attention: John J. Gorman).

Section 13. Parties.  The Primary Parties shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Agent when the same shall have been given by the undersigned or any other authorized officer of the Agent.  The Agent shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Primary Parties, when the same shall have been given by the undersigned or any other authorized officer of any of the Primary Parties.  This Agreement shall inure solely to the benefit of, and shall be binding upon, the Agent, the Primary Parties and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

Section 14. Closing.  The closing for the sale of the Shares (the “Closing”) shall take place on the Closing Date at such location as mutually agreed upon by the Agent and the Holding Company and the Bank.  At the Closing, the Primary Parties shall deliver to the Agent in next day funds the commissions, fees and expenses due and owing to the Agent as set forth in Sections 2 and 7 hereof and the opinions and certificates required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus.

Section 15. Partial Invalidity.  In the event that any term, provision or covenant herein or the application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstances or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

Section 16. Governing Law and Construction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Section 17. Counterparts.  This Agreement may be executed in separate counterparts and by facsimile or electronic signatures, each of which so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

Section 18. Entire Agreement.  This Agreement, including schedules and exhibits hereto, which are integral parts hereof and incorporated as though set forth in full, constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings, and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

Section 19. Survival.  The respective indemnities, agreements, representations, warranties and other statements of the Primary Parties and the Agent, as set forth in this Agreement, shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation (or any statement as to the results thereof) made by or on behalf of the Agent or any of the Agent’s officers or directors or any person controlling the Agent, or the Primary Parties, or any of their respective officers or directors or any person controlling the Primary Parties, and shall survive termination of this Agreement and receipt or delivery of any payment for the Shares.

Section 20. Waiver of Trial by Jury.  Each of the Agent and the Primary Parties waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

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If the foregoing correctly sets forth the arrangement among the Primary Parties and the Agent, please indicate acceptance thereof in the space provided below for that purpose, whereupon this letter and the Agent’s acceptance shall constitute a binding agreement.

Very truly yours,

INVESTORS BANK	NEW INVESTORS BANCORP, INC.

By Its Authorized Representative:	By Its Authorized Representative:

/s/Kevin Cummings	/s/Kevin Cummings
Kevin Cummings	Kevin Cummings
President and Chief Executive Officer	President and Chief Executive Officer

INVESTORS BANCORP, MHC	INVESTORS BANCORP, INC.

By Its Authorized Representative:	By Its Authorized Representative:

/s/Kevin Cummings	/s/Kevin Cummings
Kevin Cummings	Kevin Cummings
President and Chief Executive Officer	President and Chief Executive Officer

Accepted as of the date first above written

KEEFE, BRUYETTE & WOODS, INC.

By its Authorized Representative

/s/Robin P. Suskind
Robin P. Suskind
Managing Director